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                     August 10, 2023

       Shirley Hu
       Chief Financial Officer
       Tencent Music Entertainment Group
       Unit 3, Building D, Kexing Science Park
       Kejizhongsan Avenue
       Hi-TechPark, Nanshan District
       Shenzhen, 518057, the People   s Republic of China

                                                        Re: Tencent Music
Entertainment Group
                                                            Form 20-F for the
Year Ended December 31, 2022
                                                            Filed April 25,
2023
                                                            File No. 001-38751

       Dear Shirley Hu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology